Exhibit 10.2

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on May 20, 2020, with an effective date of July 1, 2020 (the “Effective Date”), by and between VISHAY ISRAEL LTD., a company organized under the laws of the State of Israel (“Vishay Israel”), VISHAY INTERTECHNOLOGY, INC., a Delaware corporation (“Vishay”), and Jeffrey Webster (“Executive”).
W I T N E S S E T H:
WHEREAS, Vishay employed Executive, beginning on January 31, 2000, and Executive’s employment with Vishay ended on June 30, 2017;
WHEREAS, Vishay Israel has employed Executive since July 2, 2017, and all Executive's rights dependent on seniority are from July 2, 2017 for all practical purposes;
WHEREAS, due to a clerical error, Vishay Israel and Executive have not signed an employment agreement at the start date of Executive's employment with Vishay Israel which is a standard norm;
WHEREAS, it was explained to Executive, and Executive understood and acknowledged that had it not been such a clerical error, the parties would have signed a standard employment agreement used by Vishay Israel for employing managers;
WHEREAS, despite the fact that no employment agreement had been signed, all the terms and conditions of Executive's employment were known to Executive and approved by him and Vishay Israel fulfilled its entire obligation towards Executive as if there was a signed  employment agreement;
WHEREAS, Vishay Israel desires to continue to employ Executive, and Executive desires to accept such continued employment under the terms and conditions detailed herein to be effective as of the Effective Date; and
WHEREAS, Vishay Israel and Executive intend for this Agreement to document the terms and conditions of the employment relationship.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Definitions.
1.1. “Accrued Compensation” means (a) earned but unpaid Base Salary (as defined below) and (b) unpaid expense reimbursements.
1.2. “Board of Directors” means the Board of Directors of Vishay.
1.3. “Cause” means any of the following:
(a) Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);
(b) any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or
(c) Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay Israel.
For avoidance of doubt, a termination due to Disability will not constitute a termination without Cause.

1.4. “Change in Control” has the meaning defined in the Stock Incentive Program.
1.5. “Compensation Committee” means the Compensation Committee of the Board of Directors.
1.6. “Competing Business” means any business or venture located anywhere in the world that is engaged in any business activities if Vishay or any subsidiary or affiliate of Vishay is engaged in such activities or has significant plans to enter into such activities on the Date of Termination.
1.7. “Date of Termination” means (a) the effective date on which Executive’s employment by Vishay Israel terminates within the meaning of a “separation from service” under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); or (b) if Executive’s employment by Vishay Israel terminates by reason of death, the date of Executive’s death.
1.8. “Disability” means a disability entitling Executive to long-term disability benefits under a plan of Vishay (or a subsidiary or affiliate of Vishay).
1.9. “Good Reason” means:
(a) without Executive’s express written consent, the occurrence of any of the following events:
(i) any material and adverse change in Executive’s titles, offices, duties, or responsibilities (including reporting responsibilities) with respect to Vishay or any subsidiary or affiliate of Vishay from those set forth in this Agreement;
(ii) a material reduction in Executive’s annual Base Salary (as the same may be increased from time to time after the Effective Date);
(iii) relocation of Executive’s principal place of performance by more than 50 kilometers from Petach Tikva, Israel (excluding for this purpose reasonable travel from time to time); or
(iv) a material breach of this Agreement by Vishay Israel;
provided however, that none of the foregoing events or conditions will constitute Good Reason unless Executive provides Vishay Israel with written objection to the event or condition within 30 days following the initial occurrence thereof, Vishay Israel does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and Executive resigns his employment within 90 days following the expiration of that cure period.
(b) In addition, if there occurs a Change in Control that also constitutes a “change in control event” as described in Treas. Reg. § 1.409A-3(i)(5)(i), then solely for the 12 month period beginning four months after that “change in control event,” any resignation by Executive (other than a resignation when Cause exists) will constitute a resignation for Good Reason solely for purposes of Section 6.2(a).
1.10. “Non-Competition Period” means the period commencing upon the Effective Date and ending on the first anniversary of the Date of Termination.
1.11. “Non-Solicitation Period” means the period commencing upon the Effective Date and ending on the first anniversary of the Date of Termination.
1.12. “Stock Incentive Program” means the Vishay Intertechnology 2007 Stock Incentive Program.
2. Employment; Term.
2.1. Employment.  Vishay Israel hereby continues to employ Executive, as his exclusive and sole employer, and Executive hereby accepts continued employment by Vishay Israel, in accordance with and subject to the terms and conditions set forth herein.
2.2. Term.  The “Term” of Executive’s employment under this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of this Agreement.

3. Duties.
3.1. Position.  During the Term, Executive shall serve as Executive Vice President - Business Head, Passive Components of Vishay, or any other position which will be agreed by the parties, reporting directly to the Chief Executive Officer of Vishay or such other individual as may be designated by the Chief Executive Officer of Vishay from time to time.
3.2. Authority and Responsibility.  Executive shall have authority and responsibility customarily applicable to the positions described in Section 3.1, and shall perform such other duties as may be assigned by Vishay from time to time.
3.3. Activities.  Excluding any periods of vacation, personal, sick leave and other permitted absences to which Executive is entitled according to this Agreement and applicable law, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay and its subsidiaries and affiliates.  It shall not be considered a violation of the foregoing for Executive to (a) provide services to Vishay or any of its subsidiaries or affiliates (which, for avoidance of doubt, shall be provided pursuant to this Agreement and without payment of additional consideration), (b) serve on corporate, industry, civic or charitable boards or committees, or (c) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive’s responsibilities as an employee of Vishay Israel in accordance with this Agreement.
3.4. Place of Performance.  Executive recognizes that while Executive’s principal place of business shall be Israel,  his duties will require, at Vishay Israel’s expense, travel to domestic and international locations.
4. Compensation.
4.1. Base Salary.  Vishay Israel shall pay Executive a base salary of not less than ILS 1,526,175 per year (the “Base Salary”), which shall be reviewed annually by the Compensation Committee.  Such Base Salary shall be paid in accordance with Vishay Israel’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive. Such Base Salary includes any remuneration for any work beyond standard working hours at Vishay Israel, including overtime work.
4.2. Bonus.  Beginning with the 2021 calendar year, for each fiscal year ending both during the Term and prior to the time that notice of termination is given by either party, Executive shall be eligible to earn an annual performance bonus (“Bonus”), payable in cash, with a target and maximum opportunity equal to 100% of his Base Salary.  The actual amount of Bonus payable to Executive shall be determined by the Compensation Committee, and shall be based upon Vishay’s achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its sole discretion. There will be no change to Executive’s bonus opportunity with respect to the 2020 calendar year, as such bonus opportunity was communicated to him prior to the Effective Date. The Bonus, if paid, shall not be deemed to form part of Executive's salary for any purpose, including for determining pension and severance contributions or other employment benefits. The Bonus is a limited, conditional and specific benefit and, if paid, shall not create any contractual or other right to receive any similar award, or benefit in lieu of any similar award, in the future.
4.3. Annual Equity Grant.
(a) Beginning with the 2021 calendar year, on or about each January 1st occurring both during the Term and prior to the time that notice of termination is given by either party, Vishay shall grant Executive an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof) having a grant date fair value approximately equal to 30% of Executive’s Base Salary on such date.  Subject to Executive’s continued service, such equity awards shall vest on January 1 of the third year following their grant, provided that the vesting of up to 75% of the equity awards granted in any year (determined as a percentage of grant date fair value) may also be subject to the achievement of performance goals established by the Compensation Committee.
(b) With respect to equity awards granted to Executive pursuant to this Section 4.3, if Executive’s service ceases due to (i) termination by Vishay Israel without Cause, (ii) resignation by Executive with Good Reason (or for any reason after Executive attains age 62, unless Cause then exists), or (iii) his death or Disability, then subject in each case (other than death) to Executive’s execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2(c), any service-based vesting criteria applicable to such equity awards will be deemed satisfied and any performance-based vesting criteria applicable to such equity awards will remain in effect.
(c) In the event of a Change in Control, all then outstanding equity awards granted pursuant to this Section 4.3 shall immediately vest.
(d) If Executive’s service ceases at any time due to his termination by Vishay Israel with Cause or by Executive without Good Reason, except as provided under Section 4.3(b), all unvested equity awards will then immediately and automatically be forfeited.
4.4. Non-application of the Working Hours and Rest Law.  It is agreed between the parties that the position Executive is to hold within Vishay Israel is a management position and one which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended (the “Law”).  In light of this relationship of trust, neither the provisions of the Law nor those of any other law amending or replacing the Law will apply to the performance by Executive of his duties hereunder. Executive acknowledges that the consideration set for him hereunder nevertheless includes within it consideration that would otherwise have been due to him pursuant to such law. Thus, Executive may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours or regular working days, and Executive shall not be entitled to any further compensation other than as determined by the policy of Vishay Israel applicable to Executive or other than as specified in this Agreement.
4.5. Special Agreement. This Agreement is a personal agreement, and, subject to any applicable law, the provisions of any current or future collective bargaining agreement (general or special), any arrangements or extension orders, any custom or practice, and/or any other agreements between Vishay Israel and its employees do not, and will not, apply to the employment of Executive.

5. Additional Rights.
5.1. Participation in Benefit Plans and Programs.  During the Term, Executive and his eligible dependents shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay Israel to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs.
5.2. Reimbursement of Expenses.  In accordance with Vishay Israel’s standard reimbursement policies as they exist from time to time, Vishay Israel shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.
5.3. Vacation, Personal and Sick Days.  Executive shall be entitled to paid vacation, holidays, personal and sick days as detailed in Appendix A herein, in accordance with and subject to Vishay Israel’s policies, as in effect from time to time.
5.4. Indemnification.  Vishay shall indemnify Executive to the extent provided in Vishay’s certificate of incorporation and/or bylaws, as in effect from time to time, and subject to applicable law.
6. Termination of Employment: Compensation Upon Termination.
6.1. Termination.  Executive’s employment with Vishay Israel may be terminated by Executive or by Vishay Israel for any reason.
6.2. Compensation Upon Termination.
(a) Termination by Vishay Israel Without Cause; Termination by Executive With Good Reason.  In the event Executive’s employment with Vishay Israel is terminated by Vishay Israel without Cause or by Executive with Good Reason, Executive shall be entitled to the following:
(i) A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not later than Vishay Israel’s next salary pay date in accordance with Vishay Israel’s standard payroll practices.
(ii) Payment of any otherwise earned but unpaid Bonus for any fiscal year ending prior to the Date of Termination, payable in the same manner and at the same time as such Bonus would have been paid in the absence of such termination.
(iii) Payment of a pro-rata Bonus for the fiscal year in which the Date of Termination occurs, determined and paid in the same manner and at the same time as such Bonus would have been determined and paid in the absence of such termination.  The pro-ration of such Bonus will be determined based on the number of days of the applicable fiscal year that have transpired prior to the Date of Termination relative to the total number of days contained in that fiscal year.
(iv) Payment of the Severance Amount (as defined below) over the period beginning on the Date of Termination and ending on the third anniversary of the Date of Termination, to be paid in equal installments, in accordance with Vishay Israel’s standard payroll practices, as in effect from time to time, but no less frequently than monthly, and which shall commence in accordance with Section 6.2(c); provided, however, that if such termination without Cause or resignation for Good Reason occurs within 16 months following a Change in Control that also constitutes a “change in control event” described in Treas. Reg. § 1.409A-3(i)(5)(i), the Severance Amount otherwise payable under this clause (iv) will instead be paid in a single lump sum at the time specified in Section 6.2(c). The “Severance Amount” shall be calculated by multiplying (y) one-twelfth (1/12) of Executive’s then-current Base Salary, by (z)(I) thirty-six (36) less (II) the number of years of service credited (or that should have been credited) to Executive as of the date his employment ceases for the purposes of calculating Executive’s statutory severance pay entitlement under the Severance Pay Law – 1963 (as amended) .
(v) All rights Executive is entitled to under the terms of Vishay Israel’s benefit plans or arrangements (other than severance benefit plans).
(b) Termination For Any Other Reason.  In the event Executive’s employment with Vishay Israel is terminated for any reason other than as specified in Section 6.2(a), Executive shall be entitled to (i) a lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not later than Vishay Israel's next salary pay date in accordance with Vishay Israel’s standard payroll practices; (ii) all rights Executive is entitled to under the terms of Vishay Israel benefit plans or arrangements; and (iii) in the case of a cessation of employment due to Executive’s death or Disability, the Bonus payments described above in Sections 6.2(a)(ii) and (iii); provided, in the case of a cessation due to Disability, such Bonus payments will be conditioned on Executive’s execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2(c).
(c) Release.  Notwithstanding any other provision of this Agreement, (i) Executive shall not be entitled to receive any payments pursuant to Sections 6.2(a)(ii), (iii) and (iv) unless Executive has executed and delivered to Vishay Israel and Vishay a release of all claims in the form prescribed by Vishay Israel (“Release”), and such Release becomes irrevocable within 60 days following the Date of Termination, and (ii) Executive shall be entitled to receive such payments only so long as Executive has not breached the provisions of Section 7 hereof.  The severance benefits described in Sections 6.2(a)(ii), (iii) and (iv) will be paid or begin to be paid, as applicable, as soon as practicable after the Release becomes irrevocable (or, in the case of the payments described in Sections 6.2(a)(ii) and (iii), at such later time as such Bonuses would have otherwise been payable in the absence of such termination); provided, that if the 60-day period described in the previous sentence begins in one taxable year and ends in the next succeeding taxable year, such payments shall not be paid or begin to be paid, as applicable, until the succeeding taxable year.

6.3. Section 409A.
(a) Notwithstanding any other provision of this Agreement to the contrary or otherwise, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of section 409A of the Code, and its implementing regulations and guidance (collectively, “Section 409A”); (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(b) For purposes of Section 409A, each payment in a series of payments provided to Executive pursuant to this Agreement will be deemed a separate payment.
(c) Notwithstanding any other provision of this Agreement to the contrary or otherwise, any payment or benefit described in Section 6 that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Executive upon his “separation from service” within the meaning of Treas. Reg. §1.409A-1(h) (or any successor regulation).  To the extent compliance with the requirements of Treas. Reg. §1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments due to Executive upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” will be deferred (without interest) and paid to Executive in a lump sum immediately following that six month period.  In the event Executive dies during that six month period, the amounts deferred on account of Treas. Reg. §1.409A-3(i)(2) (or any successor provision) shall be paid to the personal representatives of Executive’s estate within sixty (60) days following Executive’s death.  To the extent permitted by Treas. Reg. § 1.409A-1(b)(9)(or any successor provision), this provision shall not be construed as preventing payments to Executive pursuant to Section 6 in the first six months following Executive’s “separation from service” equal to an amount up to two (2) times the lesser of: (i) Executive’s annualized compensation for the year prior to the “separation from service;” and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code.
(d) Notwithstanding any other provision of this Agreement to the contrary or otherwise, all benefits or payments provided to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with or be exempt from Section 409A.  Notwithstanding any other provision of this Agreement to the contrary or otherwise, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption.
7. Restrictive Covenants.
7.1. Non-Competition.  During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (a) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (b) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business.  Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (x) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (y) Executive obtains the prior written consent of Vishay, which consent shall not be unreasonably withheld.
7.2. Non-Solicitation.  During the Non-Solicitation Period, Executive shall not, directly or indirectly:
(a) solicit any customer of Vishay or any of its subsidiaries or affiliates;
(b) hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three (3) months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;
(c) persuade or seek to persuade any customer of Vishay or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or
(d) interfere in any manner in the relationship of Vishay or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

7.3. Confidential Information.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of Vishay and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated, relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Vishay and/or its subsidiaries or affiliates.  The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to Executive; (b) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (c) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay with prior notice of the contemplated disclosure and reasonably cooperates with Vishay at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (a) and (b) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.  Notwithstanding any other provision of this Agreement, (x) Executive may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing a trade secret under certain limited circumstances, as set forth in Vishay’s trade secret policy, as the same may be amended from time to time; and (y) this Agreement shall not be construed to impede Executive from making any communications or disclosures contemplated by Rule 12F-17 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any successor legislation or to require notification or prior approval by Vishay and/or its subsidiaries or affiliates of any such report, provided that Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.
7.4. Non-Disparagement.  Executive agrees not to make any public statements that disparage Vishay, Vishay Israel or their respective subsidiaries, affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.
7.5. Acknowledgements Respecting Restrictive Covenants.
(a) Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:
(i) the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and
(ii) such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay, Vishay Israel and their subsidiaries and affiliates.
(b) The parties acknowledge that it is impossible to measure in money the damages that will accrue to Vishay, Vishay Israel, and their subsidiaries and affiliates in the event that Executive breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient.  Therefore, if Executive breaches any restrictive covenant contained in this Section 7, Vishay and/or Vishay Israel shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant.  If Vishay and/or Vishay Israel shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, Executive hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that Vishay or Vishay Israel has an adequate remedy at law.
(c) In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that Vishay and Vishay Israel, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.
(d) If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.
7.6. Consideration.  Executive hereby acknowledges that Vishay Israel’s obligation to make payments to Executive pursuant to Section 4 and Section 6 of this Agreement is in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 7.

8. Miscellaneous.
8.1. Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement, shall be in writing and shall be sent either by (a) personal delivery to the party entitled thereto, (b) facsimile with confirmation of receipt, (c) registered or certified mail, return receipt requested, or (d) Federal Express or similar courier service.  The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission or courier service, or, if mailed, three (3) days after mailing.  Notice under this Agreement to Executive from Vishay shall be deemed effective as notice from Vishay Israel.  Any notice, consent, request or other communication made or given in accordance with this Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:
To Vishay:	Vishay Israel Ltd. c/o 7 Hatnufa Street
Petach Tikva
Israel 4951025

With CC:	Vishay Intertechnology, Inc. 63 Lancaster Avenue Malvern, Pennsylvania 19355-2120 Attention: General Counsel

To Executive:	At Executive’s address of record in the personnel files of Vishay Israel.
8.2. Successors.
(a) This Agreement is personal to Executive and, without the prior written consent of Vishay Israel, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon Vishay Israel, Vishay, and their successors and assigns.
8.3. Complete Understanding; Amendment: Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between Executive, Vishay, and Vishay Israel (and/or any Vishay subsidiary or affiliate) with respect to the subject matter hereof, including without limitation, that certain memorandum dated December 22, 2011, sent to Executive by Dr. Gerald Paul, and no statement, representation, warranty or covenant has been made by either party with respect these matters except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of Vishay, Vishay Israel, or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof and no single or partial exercise by Vishay, Vishay Israel, or Executive of any such right or remedy shall preclude other or further exercise thereof.
8.4. Withholding Taxes.  Vishay Israel may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable federal, state, local or other law, Vishay Israel is required to withhold therefrom.
8.5. Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
8.6. Other Conditions of Service.  Executive will also be subject to all policies of Vishay and Vishay Israel in effect from time to time with respect to its executives generally, including (without limitation) any policies regarding clawbacks, securities trading or hedging or pledging of securities.
8.7. Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Israel, without regard to the principles of conflicts of law.

8.8. Dispute Resolution.
(a) In the event of a controversy or claim between the parties arising out of or relating to this Agreement or (“Dispute”), Vishay and/or Vishay Israel (as relevant) shall have the option, at its sole discretion, to file a suit with a court of competent jurisdiction or refer the Dispute to arbitration proceedings. Executive acknowledges and agrees that any such decision by Vishay and/or Vishay Israel with respect to the forum for adjudicating the Dispute will be binding upon Executive. Further, Executive agrees that, in the event Executive files a claim first with a court of competent jurisdiction, Vishay and/or Vishay Israel may petition for the stay or dismissal of any such judicial proceeding, in favor of arbitration, and refer the Dispute to arbitration.

(b) If Vishay and/or Vishay Israel refers the Dispute to arbitration, the parties shall nominate a mutually agreed professional arbitrator, who will be a retired Israeli district court judge (the “Arbitrator”), and the Arbitrator will have complete authority to resolve the Dispute. In the absence of agreement regarding the identity of the Arbitrator, the Arbitrator's identity will be determined by the Chairman of the Israel Bar Association (Tel-Aviv District). The Arbitrator shall conduct the arbitral proceedings continuously and shall publish the reasoned arbitral award to the parties within 30 days. The Arbitrator shall not be bound by the rules of procedure and evidence; however the substantive laws of the State of Israel will apply. The arbitration proceedings shall be held before a private tribunal, at which only the arbitrator, the parties to the Dispute, the parties’ professional representatives, and any witnesses and experts may be present, and the content of the proceeding will held in confidence. The section and the agreements it contains constitute a binding arbitration agreement under the Israeli Arbitration Law – 1968.
8.9. Titles and Captions.  All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.
8.10. Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, Executive has executed this Agreement and Vishay Israel and Vishay have each caused this Agreement to be executed in its name and on its behalf, on the date(s) indicated below.

July 8, 2020	By:	VISHAY ISRAEL LTD. /s/ Marc Zandman
Date		Name: Marc Zandman Title: President
July 16, 2020	By:	VISHAY INTERTECHNOLOGY, INC. /s/ Gerald Paul
Date		Name: Dr. Gerald Paul Title: Chief Executive Officer
July 8, 2020		EXECUTIVE /s/ Jeffrey Webster
Date		JEFFREY WEBSTER

EXHIBIT A
1.	Executive agrees to the following general undertakings:
1.1.
Executive and the Company acknowledge and agree that Executive's prior period of employment by Vishay, from January 31, 2000 through June 30, 2017 (the "Prior Employment Period"), should not – and will not – count towards, or constitute part of, Executive's term of service for the Company for any purpose, including, without limitation, for the purpose of calculating statutory or contractual seniority-based employment benefits. Executive acknowledges and agrees that his exclusive employment with the Company began, for all intents and purposes, on July 2, 2017. As used in this Exhibit A, “Company” shall mean Vishay Israel Ltd.

1.2.
Executive undertakes to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the applicable Code of Ethics and Prevention of Sexual Harassment Rules (the "Rules").

1.3.
Executive consents, of his own free will and although not required to do so under law, that the information in the Agreement and this Exhibit A and any information concerning Executive gathered by the Company will be held and managed by the Company or on its behalf, inter alia, on databases according to law and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The Company undertakes that the information will be used and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining Executive's right to privacy.

The Company undertakes that the information will be used, and transferred for the purposes of operating the Company's business, to allow the Company to fulfill legal obligations and to maintain its employment relationship with Executive. Without derogating from the generality of the above, such purposes may include: HR administration, payroll, calculation and payment of wages, managing of relationships with third parties for pension funds, employees’ risk insurance, health care services, management of the company’s security, providing services and benefits to employees (such as welfare, transportation, catering, etc.), implementation of extraordinary operations relating to the Company or any of its affiliates, such as the assessment of potential transactions (including for the purpose of due diligence review), entering into joint venture agreements, and compliance with law and regulatory obligations with regards to employees and trade unions and applicable labor.
Furthermore, the Company has been, and will continue to be, entitled to share Executive's information in any of the following events: (a) if it will be requested to do so in accordance with applicable law or as a response to a request made by an authorized or judicial authority; (b) in response to any subpoena, warrant or other legal process resulting from actions performed by Executive or in the event of a dispute, claim, lawsuit, demand or legal proceedings initiated by Executive against the Company, and vice versa; and (c) if the Company will reorganize its business activity – including merging into a different legal entity – it shall be entitled to transfer Executive's information to said entity, provide that the transferee takes upon himself all of the obligations under this Section.
1.4.
Executive agrees that the Company may monitor his use of its Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company's legitimate business interests, all in accordance with the Company's policy as in force from time to time and subject to applicable law. For the purposes of this Section, the term "Systems" includes telephone, computers, computer system, internet server, electronic database and software, whether under Executive's direct control or otherwise.

2.	Executive's entitlements under the Agreement shall be clarified as follows:
2.1.
Israeli Notice of Termination / Payment in Lieu of Notice – For the sake of good order, notwithstanding any other provision in this Exhibit A or the Agreement, the parties hereby clarify that each party may terminate the Agreement at any time by providing the other party a prior written notice of 30 days and that this prior notice period shall not derogate from Section 6 of the Agreement. The Company reserves the right to terminate Executive's employment by making a payment to him of salary in lieu of any prior notice period as set out in the Agreement.  In addition, the Company may instruct Executive not to attend work during any prior notice period or any part of it.

2.2.
Vacation - Executive shall be entitled to 22 working days' vacation in each calendar year. Vacation days may be carried forward from one calendar year to the next to the extent permitted by law, provided that Executive uses at least 7 vacation days each year.

2.3.
Sick pay – Executive shall be entitled to sick leave according to law. Notwithstanding the aforesaid, Executive will be entitled to his full Base Salary from the first day of his sick leave. Executive shall not be entitled to any compensation with respect to unused sick leave.

2.4.	Recuperation pay – Executive shall be entitled to recuperation pay in accordance with applicable law.
2.5.	Car
2.5.1.
The Company provides Executive with a Company car (the "Company Car"), as determined by the Company at its sole discretion, with all maintenance and usage expenses paid by the Company, subject to Company's policy and with Executive to bear any and all liability and costs in relation to traffic, parking and other fines and any damage or other costs not covered by the Company Car insurance policy, including self-participation fee.

2.5.2.
Executive shall take good care of the Company Car and undertakes not to allow others to use the Company Car, except for members of his immediate family and employees of the Company approved by the Company.

2.5.3.	Executive shall act in accordance with applicable law, the Company Car policy and any insurance policy applicable to the Company Car, all as in effect from time to time.
2.5.4.	The Company shall bear all taxes associated with this car benefit under any applicable law.
2.5.5.
Executive shall return the Company Car, and any keys thereto, to the Company no later than the termination date of his employment or at any other time as directed. Executive shall have no rights of lien with respect to the Company Car.

2.5.6.	The receipt of this car benefit is in place of any travel expenses to which Executive would otherwise be entitled at law.
2.6.	Pension Arrangement – Executive is entitled to contributions to a pension arrangement of his choice (the "Pension Arrangement"), at the following monthly rates:
2.6.1.	The Company currently contributes:
(a) 8.33% of the Base Salary towards the severance pay component; and
(b) 6.5% of the Base Salary towards the pension component.  In the case Executive is insured in a mangers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance (ביטוח אבדן כושר עבודה), ensuring loss of earning payment of 75% of the Base Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the "Pension Order 2016"). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure Executive in disability insurance, the total rate of contributions shall increase up to 7.5% of the Base Salary.

2.6.2.	The Company shall also deduct 6% of the Base Salary to be paid on Executive's account towards the Pension Arrangement.
2.6.3.
In addition to any payments specified in Section 6 of the Agreement, the Company and Executive agree to adopt the provisions of the "General Approval Regarding the Payments by Employers to Pension Funds and to Insurance Funds in Lieu of Payment of Severance Compensation", which was issued in accordance with the Severance Compensation Law, 1963 ("General Approval"). The General Approval (translated in English) is attached to this Agreement as Exhibit B. Executive represents, confirms and undertakes that under the provisions of the General Approval, all payments, which were made by the Company to Executive’s Pension Arrangement shall be in lieu of payment of severance pay, if Executive shall be entitled to such, according to Section 14 of the Severance Compensation Law, 1963 and in accordance with the General Approval.

2.6.4.
The Company waives all rights to have its payments refunded, unless Executive’s right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that Executive withdraws monies from the Pension Arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.

2.7.	Further education fund
2.7.1.
The Company shall make monthly Further Education Fund contributions as follows: 7.5% of Base Salary paid by the Company on its account and 2.5% of Base Salary to be deducted by the Company from such Base Salary to be paid on Executive's account, in each case up to the ceiling recognized by the income tax authorities from time to time (the "Ceiling"), but not otherwise.

2.7.2.	Executive shall bear any and all taxes applicable in connection with amounts payable by him or Company to the said Further Education Fund.
2.8.	Laptop
The Company provides Executive with a laptop for his use to perform his obligations under the Agreement. No later than the Date of Termination for which Executive’s employment ceases for any reason, or earlier upon receipt of a written request by the Company, Executive shall return possession of the laptop to the Company and shall have no right of lien in the laptop. Executive shall bear all taxes applicable to him in connection with this benefit.
2.9.	Cell phone
2.9.1.
The Company shall provide Executive with a cell phone for his use in order to perform his obligations under this Agreement.  The Company shall pay the monthly charges for the cell phone, according to its policy, as in effect from time to time.

2.9.2.	Without derogating from the generality of the above, Executive specifically undertakes to use the cell phone abroad in accordance with Company's policy in this regard.
2.9.3.
The Company shall bear all taxes applicable to Executive in connection with the said cell phone.  No later than the termination date of Executive's employment for any reason, or earlier upon receipt of a written request by the Company, Executive shall return possession of the cell phone to the Company.

3.	Intellectual Property Undertakings
3.1.
Executive undertakes to disclose and shall promptly disclose, to the Company, all Intellectual Property which he has or which he may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of and/or in connection with his employment with the Company and/or which use confidential information (as set out in the Agreement) or other Group property (“Inventions”).

The term "Group" in this Exhibit A shall mean the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the "Group").

3.2.
For the purposes of this Exhibit A, "Intellectual Property" shall include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data,  designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions (including, but not limited to, Service Inventions as defined in Section 132 of the Patent Law-1967 (the "Patent Law")), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents,  patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing.

3.3.
Executive further confirms that all Inventions, and any and all rights, interests and title therein, have been and shall be the exclusive property of the Company and Executive has not been and shall not be entitled to, and he has waived and hereby waives, now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that he may have or have had in connection therewith and that all Inventions will be considered “works made for hire” as that term is defined in Section 101 of the United States Copyright Act (17 U.S.C. § 101). This clause constitutes an express waiver of any rights Executive may have under Section 134 of the Patent Law.

3.4.
Without derogating from the Group's rights under this Undertaking or any law, Executive agrees to assign, and automatically assign, to the Company and/or its designee, any and all rights, titles and interests in respect of any Inventions, to the extent that he may have or have had such rights, on a worldwide basis, and he has acknowledged and acknowledges now and in the future, the Company’s full and exclusive ownership in all such Inventions. Executive shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or  any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

4.
The Agreement, together with this Exhibit A, constitutes an “employee notice” as required under the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002, and the parties agree that they serve as a notification under this law. Nothing in the Agreement, as amended by this Exhibit A, shall derogate from any right granted to Executive under any law, extension order or collective agreement. The Company is not (and is not a member of an Employer's organization which is) party to a collective agreement which sets out Executive's terms of employment.

5.
Except as set forth herein, this Exhibit A shall not affect any provisions in the Agreement, which shall remain in full force and effect. In the event of any inconsistency between the provisions of this Exhibit A and the terms of the Agreement, the provisions of this Exhibit A shall prevail.

6.	Executive hereby confirms that he has complied with all of his undertakings according to the Agreement and this Exhibit A from the commencement date of his employment by the Company.

EXHIBIT B
General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1) Employer Payments –

(A)
for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less than one of the following:

(1)
13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)
11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)
the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)
an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, or in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3) This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.